Exhibit 8.2

June 7, 2018

Connecticut Water Service, Inc.

93 West Main Street,

Clinton, Connecticut 06413.

Ladies and Gentlemen:

We have acted as counsel to Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), in connection with the planned merger pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2018 (the “Merger Agreement”), by and among CTWS, SJW Group, a Delaware corporation (“SJW”) and Hydro Sub, Inc., a Connecticut corporation and wholly owned subsidiary of SJW (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into CTWS, with CTWS surviving as a wholly owned subsidiary of SJW (the “Merger”). The Merger is described in the joint proxy statement/prospectus and other proxy solicitation materials of CTWS and SJW constituting a part thereof (“Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by SJW (the “Registration Statement”) in connection with the Merger. Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

We hereby confirm to you that it is our opinion that the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Joint Proxy Statement/Prospectus included in the Registration Statement, insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP